EXHIBIT 2.2

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [•], 2023 and sets forth the terms pursuant to which Perception Capital Corp. II, a Cayman Islands exempted company limited by shares (“PCCT”), shall de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and effect a domestication and become a Delaware corporation (the “Domestication”) to be known as Spectaire Holdings Inc. (the “Domesticated Corporation”), pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

RECITALS

WHEREAS, PCCT is a Cayman Islands exempted company limited by shares duly incorporated and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of PCCT (the “Board”) has determined that it is advisable and in the commercial interests of PCCT that PCCT de-register as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware and become domesticated, and continue to exist as, a Delaware corporation in accordance with Part XII of the Companies Act and Section 388 of the DGCL;

WHEREAS, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication, this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Amended and Restated Memorandum and Articles of Association of PCCT, effective as of October 27, 2021, as amended on April 27, 2023 (the “Cayman Organizational Documents”) and the Companies Act and pursuant to Section 388 of the DGCL; and

WHEREAS, the shareholders of PCCT have duly approved, authorized and adopted the Domestication, this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Cayman Organizational Documents and the Companies Act and pursuant to Section 388 of the DGCL.

NOW, THEREFORE, in consideration and respect of the foregoing, PCCT hereby adopts this Plan of Domestication setting forth the terms governing the Domestication as follows:

1. De-Registration. Upon the filing of the special resolution approving the de-registration of PCCT as an exempted company incorporated in the Cayman Islands by way of continuation to the State of Delaware (along with such other documents as required) with the Registrar of Companies of the Cayman Islands, PCCT shall be de-registered in the Cayman

Islands. Any director or officer of PCCT is authorized to execute any undertakings, confirmations or affidavits required by the Companies Act in connection with the application for de-registration.

2. Domestication. Upon the filing of a certificate of corporate domestication in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and a certificate of incorporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL (the “Effective Time”), PCCT shall become domesticated as a Delaware corporation pursuant to Section 388 of the DGCL, under the name “Spectaire Holdings Inc.” and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as PCCT. PCCT will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of PCCT and will constitute a continuation of the existence of PCCT in the form of a Delaware corporation. At the Effective Time, the registered office of the Domesticated Corporation shall be the offices of Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, United States of America.

3. Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)

each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of PCCT shall convert automatically into one share of Common Stock, par value $0.0001 per share, of the Domesticated Corporation (“Common Stock”) having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)

each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of PCCT shall convert automatically into one share of Common Stock having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(c)

each of the then issued and outstanding warrants of PCCT shall convert automatically into one warrant to acquire one share of Common Stock (“Domesticated Warrant”), pursuant to the Warrant Agreement, dated October 27, 2021, between PCCT and Continental Stock Transfer & Trust Company, as warrant agent, as amended; and

(d)	each of the then issued and outstanding units of PCCT shall separate automatically into one share of Common Stock and one-half of one Domesticated Warrant.

4. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

5. Governing Documents. (a) At the Effective Time, the Cayman Organizational Documents shall be terminated and be of no further force or effect, and (b) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Domesticated Corporation, in the form attached hereto as Exhibit C (the “By-

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Laws”), shall govern the affairs of the Domesticated Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Domesticated Corporation from and after the Effective Time, each of whom shall serve as directors of the Domesticated Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7. Officers. Each officer of PCCT as of immediately prior to the Effective Time shall be an officer of the Domesticated Corporation from and after the Effective Time and shall retain the same title with the Domesticated Corporation from and after the Effective Time as such officer had with PCCT immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

8. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388 of the DGCL, including, without limitation, all of the rights, privileges and powers of PCCT, and all property, real, personal and mixed, and all debts due to PCCT, as well as all other things and causes of action belonging to PCCT, shall remain vested in the Domesticated Corporation and shall be the property of the Domesticated Corporation and the title to any real property vested by deed or otherwise in PCCT shall not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of PCCT shall be preserved unimpaired, and all debts, liabilities and duties of PCCT shall remain attached to the Domesticated Corporation, and may be enforced against the Domesticated Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Domesticated Corporation. The rights, privileges, powers and interests in property of PCCT, as well as the debts, liabilities and duties of PCCT, shall not be deemed, as a consequence of the Domestication, to have been transferred to the Domesticated Corporation for any purpose of the laws of the State of Delaware, including the DGCL.

9. Further Assurances. If at any time the Domesticated Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, PCCT and its Board and authorized officers shall be deemed to have granted to the Domesticated Corporation an irrevocable power of attorney and authorization to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Domesticated Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Domesticated Corporation are fully authorized to take any and all such action.

10. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

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11. Miscellaneous. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication and the adoption and approval of this Plan of Domestication and each corporate action to be taken by the Domesticated Corporation in connection with the Domestication as set forth in this Plan of Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of PCCT as of the date first written above.

PERCEPTION CAPITAL CORP. II

By:
Name:
Title:

Exhibit A

Certificate of Domestication

[intentionally omitted]

A-1

Exhibit B

Certificate of Incorporation

[intentionally omitted]

B-1

Exhibit C

By-Laws

[intentionally omitted]

C-1